Exhibit 99.1
NVR, INC. ANNOUNCES FIRST QUARTER RESULTS

April 23, 2020, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its first quarter ended March 31, 2020 of $175,703,000, or $44.96 per diluted share. Net income and diluted earnings per share for the first quarter ended March 31, 2020 decreased 7% and 6%, respectively, when compared to 2019 first quarter net income of $188,406,000, or $47.64 per diluted share. Consolidated revenues for the first quarter of 2020 totaled $1,582,528,000, which decreased 6% from $1,687,011,000 in the first quarter of 2019.
Homebuilding
New orders in the first quarter of 2020 decreased by 2% to 5,015 units, when compared to 5,139 units in the first quarter of 2019. The average sales price of new orders in the first quarter of 2020 was $372,300, an increase of 1% when compared with the first quarter of 2019. The cancellation rate in the first quarter of 2020 was 21% compared to 14% in the first quarter of 2019. In March, we experienced an increase in sales cancellations and a decrease in new orders due to the impact of the COVID-19 pandemic. Settlements decreased in the first quarter of 2020 to 4,230 units, which was 6% lower than the first quarter of 2019.
Our backlog of homes sold but not settled as of March 31, 2020 of 9,018 units and $3,441,151,000 was flat as compared to the respective backlog unit and dollar balances as of March 31, 2019. The backlog of homes sold but not settled includes 1,178 units and $482,530,000 in Pennsylvania and New York, where the state and local governments have issued various orders that prohibit residential construction at this time. Of the backlog in Pennsylvania and New York, 510 units and $203,249,000 have not started construction as of March 31, 2020. The remaining 668 units are in various stages of construction. Once the government orders in Pennsylvania and New York allow residential construction activities to resume, we expect to complete these homes and deliver them to the buyers with whom we are currently under contract. In light of current economic conditions, we expect this backlog may experience a higher level of cancellations than the rest of our backlog due to our inability to promise a delivery date on these units.
Homebuilding revenues of $1,555,707,000 in the first quarter of 2020 decreased compared to homebuilding revenues of $1,643,206,000 in the first quarter of 2019. Gross profit margin in the first quarter of 2020 decreased to 16.8%, compared to 18.5% in the first quarter of 2019. Gross profit margin in the current year was impacted by contract land deposit impairments of approximately $36,400,000, or 234 basis points of revenue. Income before tax from the homebuilding segment totaled $149,919,000 in the first quarter of 2020, a decrease of 20% when compared to the first quarter of 2019.
Mortgage Banking
Mortgage closed loan production in the first quarter of 2020 totaled $1,132,104,000, a decrease of 1% when compared to the first quarter of 2019. Income before tax from the mortgage banking segment totaled $11,456,000 in the first quarter of 2020, a decrease of 62% when compared to $30,197,000 in the first quarter of 2019. This decrease is due primarily to the reduction in fair value of mortgage servicing rights as a result of the disruptions in the mortgage market related to the COVID-19 pandemic.
Effective Tax Rate
Our effective tax rate for the three months ended March 31, 2020 was a benefit of 8.9% as compared to an effective tax expense rate of 13.8% for the three months ended March 31, 2019. The effective tax rate in both periods was favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $55,655,000 for three months ended March 31, 2020, and $28,478,000, for the three months ended March 31, 2019.

Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. While residential construction has been deemed an essential business in each of the markets we operate except Pennsylvania and New York, the state government in every market where we operate has instituted social distancing and other restrictions, which have resulted in significant changes to the way we conduct business. In all markets where we are permitted to operate, we are operating in accordance with the guidelines issued by the Centers for Disease Control and Prevention as well as state and local guidelines.
There is uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-two metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019

Homebuilding:
Revenues	$1,555,707	$1,643,206
Other income	5,336	5,737
Cost of sales	(1,294,743)	(1,338,806)
Selling, general and administrative	(110,167)	(115,734)
Operating income	156,133	194,403
Interest expense	(6,214)	(5,993)
Homebuilding income	149,919	188,410

Mortgage Banking:
Mortgage banking fees	26,821	43,805
Interest income	2,469	2,833
Other income	649	539
General and administrative	(18,211)	(16,758)
Interest expense	(272)	(222)
Mortgage banking income	11,456	30,197

Income before taxes	161,375	218,607
Income tax benefit (expense)	14,328	(30,201)

Net income	$175,703	$188,406

Basic earnings per share	$47.97	$52.23

Diluted earnings per share	$44.96	$47.64

Basic weighted average shares outstanding	3,663	3,607

Diluted weighted average shares outstanding	3,908	3,955

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Homebuilding:
Cash and cash equivalents	$1,078,598	$1,110,892
Restricted cash	23,238	17,943
Receivables	27,089	18,278
Inventory:
Lots and housing units, covered under sales agreements with customers	1,216,514	1,075,420
Unsold lots and housing units	210,328	184,352
Land under development	68,139	69,196
Building materials and other	20,659	18,320
	1,515,640	1,347,288

Contract land deposits, net	369,256	413,851
Property, plant and equipment, net	50,905	52,260
Operating lease right-of-use assets	60,003	63,825
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	191,337	176,144
	3,357,646	3,242,061
Mortgage Banking:
Cash and cash equivalents	13,398	29,412
Restricted cash	2,759	2,276
Mortgage loans held for sale, net	430,942	492,125
Property and equipment, net	5,579	5,828
Operating lease right-of-use assets	15,613	13,345
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	54,239	17,421
	529,877	567,754
Total assets	$3,887,523	$3,809,815

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	March 31, 2020	December 31, 2019
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$306,087	$262,987
Accrued expenses and other liabilities	274,127	346,035
Customer deposits	147,161	131,886
Operating lease liabilities	66,980	71,095
Senior notes	598,456	598,301
	1,392,811	1,410,304
Mortgage Banking:
Accounts payable and other liabilities	61,141	43,985
Operating lease liabilities	16,652	14,282
	77,793	58,267
Total liabilities	1,470,604	1,468,571

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both March 31, 2020 and December 31, 2019	206	206
Additional paid-in capital	2,127,315	2,055,407
Deferred compensation trust – 107,295 shares of NVR, Inc. common stock as of both March 31, 2020 and December 31, 2019	(16,912)	(16,912)
Deferred compensation liability	16,912	16,912
Retained earnings	8,085,575	7,909,872
Less treasury stock at cost – 16,881,636 and 16,922,558 shares as of March 31, 2020 and December 31, 2019, respectively	(7,796,177)	(7,624,241)
Total shareholders' equity	2,416,919	2,341,244
Total liabilities and shareholders' equity	$3,887,523	$3,809,815

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2020		2019
	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,061	$442.2	2,444	$419.1
North East (2)	358	$382.2	313	$381.4
Mid East (3)	1,225	$326.2	1,214	$320.3
South East (4)	1,371	$305.6	1,168	$302.5
Total	5,015	$372.3	5,139	$367.0

	Three Months Ended March 31,
	2020		2019
	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	1,795	$431.2	2,143	$411.2
North East (2)	281	$377.7	303	$404.7
Mid East (3)	985	$325.6	1,030	$328.7
South East (4)	1,169	$303.5	1,017	$295.7
Total	4,230	$367.8	4,493	$365.7

	As of March 31,
	2020		2019
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	3,878	$445.3	4,449	$426.9
North East (2)	664	$407.6	573	$391.3
Mid East (3)	2,053	$331.5	1,990	$330.3
South East (4)	2,423	$314.9	1,999	$307.3
Total	9,018	$381.6	9,011	$376.8

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Average active communities:
Mid Atlantic (1)	189	211
North East (2)	40	29
Mid East (3)	138	125
South East (4)	108	84
Total	475	449

	Three Months Ended March 31,
	2020	2019
Homebuilding data:
New order cancellation rate	20.8%	14.1%
Lots controlled at end of period	103,600	98,300

Mortgage banking data:
Loan closings	$1,132,104	$1,140,999
Capture rate	91%	88%

Common stock information:
Shares outstanding at end of period	3,673,694	3,590,749
Number of shares repurchased	57,611	81,829
Aggregate cost of shares repurchased	$216,582	$216,499

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com